EXHIBIT 99(a)

                                  PRESS RELEASE

                          UNITY BANCORP, INC. ANNOUNCES
                                  CASH DIVIDEND

     CLINTON, NEW JERSEY, January 13, 1998 -- Unity Bancorp, Inc. (AMEX:UBI, UBI:WS) announced that the Board of Directors of Unity Bancorp, Inc. declared a regular quarterly cash dividend of $.05 per share payable on February 13, 1998 to shareholders of record as of January 23, 1998. This dividend will mark the 13th consecutive quarter in which the Company has paid a regular cash dividend.

     Mr. Robert J. Van Volkenburgh, Chairman of the Board and Chief Executive Officer of the Company, stated "This cash dividend reflects the continued growth of the Company and continues the Board's policy of maximizing the return to our shareholders."

     The Company also announced that Mr. Walter Hazard, a director of the Company since 1997 and a director of First Community Bank since 1990, had resigned to pursue personal business interests.

     Unity Bancorp, Inc. is the holding company for First Community Bank, a full service commercial bank which maintains its main office in Clinton, New Jersey and operates through six branches located in the Flemington, Linden, North Plainfield, Scotch Plains, Springfield and Union, New Jersey.


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